                                                                     Exhibit 3.2
                            CERTIFICATE OF AMENDMENT

                      TO THE ARTICLES OF INCORPORATION OF

                      DIVERSIFIED MARKETING SERVICES, INC.

The undersigned certifies that, pursuant to the provisions of the Nevada Revised Statutes, the shareholders of DIVERSIFIED MARKETING SERVICES, INC., a Nevada corporation, adopted the following resolutions to amend its Articles of Incorporation on December 6, 1999.

1. All of the directors consented in writing to the following resolutions dated December 6, 1999;

    RESOLVED, that the Secretary of the Corporation is directed to obtain from the shareholders owning at least a majority of the voting power of the outstanding stock of the Corporation their written consent to the amendment of Article One of the Articles of Incorporation to change the name of the Corporation from DIVERSIFIED MARKETING SERVICES, INC. to INFORETECH WIRELESS TECHNOLOGY INC.

2. A majority of the shareholders holding 80.8% of the common shares outstanding of Diversified Marketing Services, Inc. consented in writing to the following resolution dated December 6, 1999:

    "1.  The name of the Corporation is: INFORETECH WIRELESS TECHNOLOGY INC".

Dated this 6th day of December, 1999.

DIVERSIFIED MARKETING SERVICES, INC.


/s/ Jackie Kruger
------------------------------------------
Jackie Kruger, Secretary and Director

/s/ Fernando Carranza
-------------------------------------------
Fernando Carranza, President and Director